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                                                                    EXHIBIT 5(a)



                          WEIL, GOTSHAL & MANGES LLP
                               767 Fifth Avenue
                           New York, New York 10153
                                (212) 310-8000



                               January 14, 1999



United Rentals, Inc.
Four Greenwich Office Park
Greenwich, Connecticut 06830

Ladies and Gentlemen:

  We have acted as counsel to United Rentals, Inc., a Delaware corporation (the "Company"), and United Rentals Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation and filing by the Company and the Trust of a registration statement (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) the 6-1/2% Convertible Quarterly Income Preferred Securities (liquidation amount $50 per security) of the Trust (the "Preferred Securities"),
(ii) the 6-1/2% Convertible Subordinated Debentures due August 1, 2028 of the Company (the "Debentures") purchased by the Trust with the proceeds of the initial sale of the Preferred Securities, (iii) the related guarantees issued by the Company (the "Guarantees"), and (iv) the shares of common stock, $.01 par value per share, of the Company ("Common Stock") into which the Preferred Securities and the Debentures are convertible.

  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the prospectus forming a part thereof (the "Prospectus"), (ii) the certificate of incorporation and by-laws of the Company, (iii) the Purchase Agreement, dated July 30, 1998 (the "Purchase Agreement"), among the Company, the Trust and the purchasers named therein, pursuant to which the Preferred Securities were sold to the initial purchasers thereof, and the Registration Rights Agreement executed in connection therewith, (iv) the Amended and Restated Trust Agreement, dated as of August 5, 1998 (the "Trust Agreement"), among the Company, as depositor, and the trustees named therein, pursuant to which the Preferred Securities were issued, (v) the Convertible Subordinated Indenture, dated as of August 5, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the
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"Indenture Trustee"), under which the Debentures were issued, (vi) the Guarantee
Agreements, dated as of August 5, 1998, between the Company and The Bank of New York, as trustee (the "Guarantee Trustee"), pursuant to which the Guarantees were issued (the documents described in the foregoing clauses (i) through (vi) inclusive are sometimes collectively referred to herein as the "Documents"), and
(vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Trust, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Trust and upon the representations and warranties of the Company and the Trust contained in the Documents.

  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

  1. The Debentures have been duly authorized by all necessary corporate action on the part of, and duly and validly executed and delivered by, the Company. Assuming the Debentures have been duly authenticated by the Debenture Trustee and issued and delivered in the manner provided in the Purchase Agreement and the Indenture against payment of the consideration therefor, the Debentures constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

  2. The Guarantees have been duly authorized by all necessary corporate action on the part of, and duly and validly executed and delivered by, the Company. Assuming the due authorization, execution and delivery of the Guarantees by the Guarantee Trustee, the Guarantees constitute valid and binding obligations of the Company, enforceable against the

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Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

  3. The shares of Common Stock initially issuable upon conversion of the Preferred Securities and/or the Debentures has been duly authorized by the Company and, if and when issued in accordance with the Trust Agreement and the Indenture upon such conversion, will be validly issued, fully paid and non-assessable.

  The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

  The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the name of our firm under the caption "Validity of the Preferred Securities" in the Prospectus, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                Very truly yours,

                                WEIL, GOTSHAL & MANGES LLP

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